FREE WRITING PROSPECTUS dated January 26, 2011	Filed pursuant to Rule 433 Registration Statement No. 333-164694

PRODUCT DESCRIPTION

The level of the Underlying is monitored on pre-determined Observation Dates.

On each Observation Date, t

a	If the Underlying is greater than the Autocall Level, the Autocall Amountt is paid and capital is redeemed.

a	If the Underlying is lower than the Autocall Level, no coupon is paid and the product continues.

At maturity:

If the product has not already been redeemed

a	If the Underlying is greater than the Autocall Level, the Autocall Amountt is paid and capital is redeemed.

a	If the Underlying is greater than the Barrier Level but lower than the Autocall Level, no coupon is paid and capital is redeemed.

a	If the Underlying is lower than the Barrier Level, the investor bears a loss in capital equal to the negative performance of the Underlying beyond the Barrier Level.

PRODUCT CHARACTERISTICS

Issuer	Eksportfinans ASA.
Underlying	The Underlying can be: • One or More Indices • Exchange Traded Funds • Reference Shares or a Basket
Currency	USD
Barrier Level	A percentage amount (X%) below the Initial Level
Autocall Level	100% of the Initial Level
Capital Protection	Non-capital protected

OBSERVATION AND AUTOCALL SCHEDULE

t	Observation Datet	Autocall Amountt
1	Observation Date1	Autocall Amount1
2	Observation Date2	Autocall Amount2
3	Observation Date3	Autocall Amount3

Eksportfinans ASA has filed a registration statement (including a prospectus) with the SEC. Before you invest, you should read the prospectus in that registration statement and the other documents that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, Natixis Securities North America Inc. or any dealer participating in an offering of these securities will arrange to send you the accompanying prospectus, prospectus supplement, product supplement no. 7 and any relevant terms supplement if you so request by calling toll-free 866-369-6147.

Disclaimer

This material has been prepared by Natixis Securities North America Inc. (“NSNA”). NSNA, Natixis and its subsidiaries (collectively, including NSNA, “Natixis”) may have accumulated a long or short position in the subject security(ies) or in related financial instruments on the basis of this material. Natixis and its respective officers, directors, partners, affiliates and employees, including persons involved in the preparation or issuance of this document, may from time to time deal in, hold or act as market-makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives which are the subject of this material. This document is communicated to each recipient for information purposes only and does not constitute a personal recommendation. It is intended for general distribution to each recipient and the products or services described herein do not take into account any specific investment objective, financial situation or particular need of any particular recipient. Information does not take into account specific tax rules or accounting methods applicable to counterparties of Natixis. In any event, you should request for any internal and/or external advice that you consider necessary or desirable to obtain, including from any financial, legal, tax or accounting advisor, or any other specialist, in order to verify in particular that the transaction described in this document complies with your objectives and constraints and to obtain an independent valuation of the transaction, its risks factors and rewards.

9 West 57th Street - New York - NY 10019 - www.natixis.com